Exhibit 99.1

Ostrow & Partners, Inc.
News Release

For: Host America Corporation	Contacts:
Release: Immediate	Sam Ostrow 203.328.3018 ceo@ostrow-partners.com

Host America Reports Significantly Reduced Quarterly Loss;
Resumes Timely Financial Reporting

Hamden CT, February 13 -- Host America Corporation (OTC-CAFE.PK) today announced a substantial reduction in its loss for the second fiscal quarter of FY 2007 compared to the prior year’s second quarter. The improvement primarily reflects that the prior period was heavily influenced by one-time charges associated with legal accruals, but also reflected improved revenues at the company’s food services and energy management businesses. The company noted that the timely filing with the Securities and Exchange Commission of its results for the quarter ended December 31, 2006 marks the promised resumption of timely reporting after six quarters of delayed filings.

For the second fiscal quarter of its fiscal year 2007, Host America reported revenues of $9,096,897, a 12.7% increase over the prior year’s second quarter when revenues of $8,069,729 were reported. The net loss in the second quarter of fiscal 2007 was $1,615,371 or 18 cents per share, compared to $2,713,068 or 40 cents per share in the comparable period a year ago. The improvements in food services reflected new contracts as well as improved pricing in the contract meals business, but was offset by the loss of a major customer, because of an acquisition, which will have an adverse effect on revenues later this year. The improvements in energy management reflect new service contracts with existing clients.

“We are very pleased with Host America’s progress in the second quarter of fiscal 2007,” David Murphy, acting President and Chief Executive Officer stated. “We have resumed timely financial reporting, we have strengthened our sales team with the addition of John Ekegren as Vice President - Sales and Marketing, we have developed and begun introducing the EnerLume-EM TM branding for the light controller and we have substantially reduced our overall operating losses.” Mr. Murphy noted that the company has challenges ahead of it, primarily related to resolving past litigation. “However, we believe in our plan to grow our business through growth with our EnerLume-EM TM product and through future strategic alliances.” He also noted that the company had entered into investment banking relationships to assist in additional equity and debt financings to enhance the company’s liquidity.

Host America Reports

Results (unaudited) for Host America Corporation are presented in the following table:

QUARTER ENDED December 31	2006	2005

NET REVENUES	$9,096,897	$8,069,729

LOSS FROM OPERATIONS	(1,448,521)	(2,414,402)

OTHER EXPENSES	(151,850)	(275,664)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,600,371)	(2,690,066)

PROVISION FOR INCOME TAXES	15,000	15,000

NET LOSS	(1,615,371)	(2,705,066)

PREFERRED STOCK DIVIDENDS	(8,000)	(8,002)

NET LOSS APLLICABLE TO COMMON STOCKHOLDERS	(1,623,371)	(2,713,068)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.18)	$(0.40)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	8,861,597	6,829,014

These financial results should be read in conjunction with Host America’s Quarterly Report on Form 10-Q. This Press Release has been reviewed and approved by Host America’s Disclosure Committee.

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Host and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the risks associated with Host's entry into new commercial food and energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in Host's Securities and Exchange Commission fillings. The most significant of these uncertainties are described in Host America’s Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division, organizational changes and the integration of acquired businesses; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing Host America’s overall prospective business plan; and general economic and market conditions. Host America undertakes no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.
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